================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                       VIMICRO INTERNATIONAL CORPORATION

                               (Name of Issuer)

                 ORDINARY SHARES, PAR VALUE $0.0001 PER SHARE
                        (Title of Class of Securities)

                                  92718N109**
                                (CUSIP Number)

                               THOMAS J. MURPHY
                   C/O GENERAL ATLANTIC SERVICE CORPORATION
                               3 PICKWICK PLAZA
                         GREENWICH, CONNECTICUT 06830
                                TEL. NO.: (203)
                                   629-8600
                         (Name, Address and Telephone
                                   Number of
                     Person Authorized to Receive Notices
                              AND COMMUNICATIONS)

                               December 16, 2005
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** The CUSIP Number relates only to the American Depositary Shares of Vimicro International Corporation.

================================================================================

--------------------------                                ----------------------
92718N109                                                          Page 2 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 American Depositary Shares ("ADSs") representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 3 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP (Bermuda) Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 4 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 5 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP-W International, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 6 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page  7 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page  8 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page  9 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 10 of 16
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     24,535,522 (1)
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      24,535,522 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,535,522 (1)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------
(1) Represents the sum of 18,531,786 Ordinary Shares beneficially owned by the Reporting Persons and the 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs representing Ordinary Shares beneficially owned by the Reporting Persons. Every one ADS represents four Ordinary Shares.

--------------------------                                ----------------------
92718N109                                                          Page 11 of 16
--------------------------                                ----------------------


ITEM 1. SECURITY AND ISSUER.

This Amendment No. 1 to Schedule 13D ("Amendment No. 1") is filed by the undersigned to amend and supplement the Schedule 13D, dated as of December 1, 2005 (the "Original 13D"), with respect to the ordinary shares, par value $0.0001 per share (the "Ordinary Shares"), of Vimicro International Corporation, a Cayman Islands corporation (the "Company"), and the American depositary shares ("ADSs") representing Ordinary Shares of the Company. Every one ADS represents four Ordinary Shares. The address of the principal executive office of the Company is 15/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100083, People's Republic of China.

ITEM 2. IDENTITY AND BACKGROUND.

Unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 is hereby amended by adding the following at the end thereof:

The aggregate amount of funds required by the Reporting Persons to purchase 351,736 ADSs was $3,044,358.55. The funds used to purchase such ADSs were obtained from contributions from partners of GAP LP, GAP-W, GAPCO III, GAPCO IV and KG, and available capital of GapStar.

ITEM 4. PURPOSE OF TRANSACTION.

Unchanged.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a) As of the date hereof, GA, GAP LP, GAP-W, GAP Bermuda GenPar, GapStar, GAPCO III, GAPCO IV, KG and GmbH Management each own of record the following number of Ordinary Shares and ADSs representing the following percentage of the Company's issued and outstanding Ordinary Shares. Each ADS represents four Ordinary Shares.

---------------------------------------------------------------------------------------------------------
REPORTING PERSON         ORDINARY SHARES         ADSS      TOTAL ORDINARY SHARES, INCLUDING    PERCENTAGE

                                                           ORDINARY SHARES UNDERLYING ADSs
---------------------------------------------------------------------------------------------------------
GA                              0                 0                         0                        0.0%
---------------------------------------------------------------------------------------------------------
GAP LP                      12,725,792        1,061,596                 16,968,176                  12.3%
---------------------------------------------------------------------------------------------------------
GAP-W                       4,394,803          307,275                  5,623,903                    4.1%
---------------------------------------------------------------------------------------------------------
GAP Bermuda GenPar              0                 0                         0                        0.0%
---------------------------------------------------------------------------------------------------------
GapStar                      231,647            28,142                   344,215                     0.2%
---------------------------------------------------------------------------------------------------------
GAPCO III                    912,790            82,925                  1,244,490                    0.9%
---------------------------------------------------------------------------------------------------------
GAPCO IV                     246,877            19,650                   325,477                     0.2%
---------------------------------------------------------------------------------------------------------
KG                            19,877            2,346                     29,261                     0.0%
---------------------------------------------------------------------------------------------------------
GmbH Management                 0                 0                         0                        0.0%
---------------------------------------------------------------------------------------------------------

By virtue of the fact that (i) GAP Bermuda GenPar is the general partner of each of GAP LP and GAP-W, (ii) GA is the sole member of GapStar, (iii) the managing members of GAPCO III and GAPCO IV authorized and empowered to vote and dispose of the securities held by GAPCO III and GAPCO IV, respectively, are GA Managing Directors and (iv) the GA Managing Directors are authorized and empowered to vote and dispose of the securities held by KG and GmbH Management, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the ADSs which each owns of record. As of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 24,535,522 Ordinary Shares (which includes 18,531,786 Ordinary Shares and 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs beneficially owned by the Reporting Persons), or 17.7% of the Ordinary Shares.

(b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 24,535,522

--------------------------                                ----------------------
92718N109                                                          Page 12 of 16
--------------------------                                ----------------------


Ordinary Shares (which includes 18,531,786 Ordinary Shares and 6,003,736 Ordinary Shares underlying the 1,500,934 ADSs beneficially owned by the Reporting Persons) that may be deemed to be owned beneficially by each of them.

(c) Except as set forth in this paragraph (c) and except as set forth in the Original 13D, to the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in the Ordinary Shares during the past 60 days. On each of the dates set forth below, GAP LP, GAP-W, GapStar, GAPCO III, GAPCO IV and KG purchased in the open market the following number of ADSs for the price per ADSs set forth below.

                        GAP LP

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                    70,663                   $8.61690
-------------------------------------------------------------------------
December 13, 2005                    105,992                  $8.54980
-------------------------------------------------------------------------
December 14, 2005                    35,331                   $8.77450
-------------------------------------------------------------------------
December 15, 2005                    10,777                   $8.93240
-------------------------------------------------------------------------
December 16, 2005                    25,782                   $8.91450
-------------------------------------------------------------------------

                        GAP-W

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                    20,472                   $8.61690
-------------------------------------------------------------------------
December 13, 2005                    30,709                   $8.54980
-------------------------------------------------------------------------
December 14, 2005                    10,236                   $8.77450
-------------------------------------------------------------------------
December 15, 2005                     3,122                   $8.93240
-------------------------------------------------------------------------
December 16, 2005                     7,469                   $8.91450
-------------------------------------------------------------------------

                        GAPSTAR

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                     1,875                   $8.61690
-------------------------------------------------------------------------
December 13, 2005                     2,813                   $8.54980
-------------------------------------------------------------------------
December 14, 2005                      937                    $8.77450
-------------------------------------------------------------------------
December 15, 2005                      286                    $8.93240
-------------------------------------------------------------------------
December 16, 2005                      684                    $8.91450
-------------------------------------------------------------------------

--------------------------                                ----------------------
92718N109                                                          Page 13 of 16
--------------------------                                ----------------------


                        GAPCO III

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                     5,525                   $8.61690
-------------------------------------------------------------------------
December 13, 2005                     8,287                   $8.54980
-------------------------------------------------------------------------
December 14, 2005                     2,763                   $8.77450
-------------------------------------------------------------------------
December 15, 2005                      842                    $8.93240
-------------------------------------------------------------------------
December 16, 2005                     2,016                   $8.91450
-------------------------------------------------------------------------

                        GAPCO IV

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                     1,309                   $8.61690
-------------------------------------------------------------------------
December 13, 2005                     1,964                   $8.54980
-------------------------------------------------------------------------
December 14, 2005                      655                    $8.77450
-------------------------------------------------------------------------
December 15, 2005                      199                    $8.93240
-------------------------------------------------------------------------
December 16, 2005                      478                    $8.91450
-------------------------------------------------------------------------

                        KG

-------------------------------------------------------------------------
           DATE               ADSs PURCHASED                PRICE PER ADS
-------------------------------------------------------------------------
December 12, 2005                      156                    $8.61690
-------------------------------------------------------------------------
December 13, 2005                      235                    $8.54980
-------------------------------------------------------------------------
December 14, 2005                      78                     $8.77450
-------------------------------------------------------------------------
December 15, 2005                      24                     $8.93240
-------------------------------------------------------------------------
December 16, 2005                      57                     $8.91450
-------------------------------------------------------------------------

(d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

(e) Not Applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

Unchanged.

--------------------------                                ----------------------
92718N109                                                          Page 14 of 16
--------------------------                                ----------------------


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

None.

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--------------------------                                ----------------------
92718N109                                                          Page 15 of 16
--------------------------                                ----------------------


                                  SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of December 19, 2005

                                     GENERAL ATLANTIC LLC


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Managing Director


                                     GAP (BERMUDA) LIMITED

                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Vice President


                                     GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

                                     By:  GAP (Bermuda) Limited, its general
                                          partner


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Vice President


                                     GAP-W INTERNATIONAL, L.P.

                                     By:  GAP (Bermuda) Limited, its
                                          general partner


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Vice President


                                     GAPSTAR, LLC

                                     By:  General Atlantic LLC, its sole member


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Managing Director


                                     GAP COINVESTMENTS III, LLC


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  A Managing Member

--------------------------                                ----------------------
92718N109                                                          Page 16 of 16
--------------------------                                ----------------------

                                     GAP COINVESTMENTS IV, LLC


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  A Managing Member



                                     GAPCO GMBH & CO. KG

                                     By:  GAPCO Management GmbH, its
                                          general partner


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Managing Director


                                     GAPCO MANAGEMENT GMBH


                                     By: /s/ Matthew Nimetz
                                         -----------------------------
                                         Name:   Matthew Nimetz
                                         Title:  Managing Director